Exhibit 5.2

Blake, Cassels & Graydon LLP
Barristers & Solicitors
Patent & Trade-mark Agents
199 Bay Street Suite 4000, Commerce Court West Toronto ON M5L 1A9 Canada Tel: 416-863-2400 Fax: 416-863-2653

May 16, 2013	Reference: 2105/152

Canadian Imperial Bank of Commerce

Commerce Court

Toronto, Ontario, Canada M5L 1A2

Re:	Canadian Imperial Bank of Commerce
Issue of Securities Linked to the S&P 500® Index due May 19, 2015

Ladies and Gentlemen:

We have acted as Canadian special counsel to Canadian Imperial Bank of Canada (the “Bank”) in connection with the issuance of US$2,560,000 aggregate face amount of Securities Linked to the S&P 500® Index due May 19, 2015 (the “Notes”).

For the purposes of our opinions below, we have examined such statutes, public and corporate records, opinions, certificates and other documents, and considered such questions of law, as we have considered relevant and necessary as a basis for the opinions hereinafter set forth. In such examination we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies or facsimiles. For the purposes of the opinions expressed herein, we have, without independent investigation or verification, assumed that the indenture between the Bank and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”) dated September 15, 2012 (the “Indenture”) has been duly authorized, executed and delivered by, and constitutes, a legal, valid and binding obligation of, each party thereto other than the Bank.

The opinions contained herein are limited to matters governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein. Such opinions are expressed with respect to the laws of the Province of Ontario in effect on the date of this opinion and we do not accept any responsibility to take into account or inform the addressees, or any other person authorized to rely on this opinion, of any changes in law, facts or other developments subsequent to this date that do or may affect the opinions we express, nor do we have any obligation to advise you of any other change in any matter addressed in this opinion or to consider whether it would be appropriate for any other person other than the addressees to rely on our opinion.

With respect to the incorporation and governance of the Bank as a Schedule I bank under the Bank Act (Canada) (the “Bank Act”) referred to in paragraph 1 below, we have relied, without independent investigation or verification, exclusively upon a Certificate of Confirmation dated May 15, 2013 issued by the Office of the Superintendent of Financial Institutions, which we have assumed continues to be accurate on the date hereof.

With respect to the authorization and execution of the Notes referred to in paragraph 2 below, we have relied upon the Certificate of the Secretary of the Bank dated May 16, 2013, which we have assumed continues to be accurate on the date hereof.

We express no opinion with respect to:

(a)	the effect of any provision of the Indenture, which purports to allow the severance of invalid, illegal or unenforceable provisions or restrict their effect;

(b)	the validity, binding nature or enforceability of any provision of the Indenture which suggests that modifications, amendments or waivers that are not in writing will not be effective;

(c)	the enforceability of any provision of the Indenture that purports to waive or limit rights or defences of a party;

(d)	the enforceability of, nor as to the manner in which a court in the Province of Ontario would interpret and apply any provision which refers to, incorporates by reference or requires compliance with, any law, statute, rule or regulation of any jurisdiction other than Ontario and the federal laws of Canada applicable therein;

(e)	the effectiveness of provisions which purport to relieve a person from a liability, obligation or duty otherwise owed or required by law; and

(f)	the availability of any equitable remedy, including those of specific performance and injunction, which remedies are only available in the discretion of a court of competent jurisdiction and/or authority.

Based and relying upon and subject to the qualifications set forth herein, we are of the opinion that:

1.	The Bank is a bank incorporated under and governed by the Bank Act and has the corporate power to execute, deliver and perform its obligations under the Indenture, and has the corporate power to create, issue, sell and deliver the Notes;

2.	The Notes have been duly authorized and executed and, assuming they have been authenticated by the Trustee in accordance with the Indenture and delivered against payment therefor, to the extent that delivery and validity of the Notes are matters governed by the laws of the Province of Ontario or the federal laws of Canada applicable therein, are delivered and are binding obligations of the Bank enforceable in accordance with their terms.

The opinion set forth in paragraph 2 above as to the enforceability of the Notes is subject to and may be limited by the following qualifications:

(i)	general principles of equity, including the principle of granting equitable remedies such as specific performance and injunctive relief, are subject to the discretion exercisable by a court of competent authority and/or jurisdiction;

(ii)	enforceability may be limited by bankruptcy, insolvency, winding-up, liquidation or other similar laws of general application affecting the enforcement of creditors’ rights generally (including the provisions of the Bank Act respecting such matters);

(iii)	the enforcement of any rights against the Bank under the Indenture with respect to indemnity or contribution may be limited by applicable law and may not be ordered by a court on the grounds of public policy and may, therefore, not be available in any particular instance;

(iv)	a court in the Province of Ontario may decline to enforce provisions in any document which purport to allow a determination, calculation or certificate of a party thereto as to any matter provided for therein to be final, conclusive or binding upon any other party thereto if such determination is found to be inaccurate on its face or to have been reached or made on any arbitrary or fraudulent;

(v)	enforceability of the Indenture or a provision of the Indenture may be subject to the provisions of the Limitations Act, 2002 (Ontario), and we express no opinion as to whether a court may find any provision of the Indenture to be unenforceable on the basis that such provision is an attempt to vary or exclude a limitation period under such Act; and

(vi)	pursuant to the Currency Act (Canada), a judgment by a court in any province in Canada may be awarded in Canadian currency only and such judgment may be based on a rate of exchange which may be the rate in existence on a day other than the day of payment of such judgment.

The opinions expressed herein are provided solely for the benefit of the addressee in connection with the issuance of the Notes and are not to be transmitted to any other person, nor are they to be relied upon by an other person or for any other purpose or referred to in any public document or filed with any government agency or other person without our prior express consent. The opinions expressed herein may be relied upon by Mayer Brown LLP for the purposes of its opinion dated the date hereof addressed to the Bank with respect to the subject matter hereof.

We hereby consent to the filing of this opinion as an exhibit to a Form 6-K to be incorporated by reference in a registration statement on Form F-3 (File No. 333-180771) filed by the Bank with the Securities and Exchange Commission. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Yours very truly,

/s/ Blake, Cassels & Graydon LLP